EXHIBIT 99.1

July 11, 2011

Dear Stockholder:

During the course of the year, we have seen slight signs of economic recovery.  At a very slow and steady pace, unemployment levels have stabilized and the debt markets continue to improve; however, the consumer confidence index has declined for the second month in a row while the housing industry remains challenged and gas prices remain escalated.

At Inland Western, we remain focused on real estate fundamentals.  During the first quarter of the year, we renewed 88.1% of the leases expiring in the quarter within the retail operating portfolio which was a tremendous accomplishment.  Additionally, we continue to sign leases with various national retailers who have been executing on expansion plans.  As summer is just getting into full swing for many areas of the country, all eyes in the retail industry are now looking ahead to back to school and the holiday season, two indicators of the health of the retail industry.

New Estimated Per-Share Value

On June 14, 2011, our board of directors established an estimated per-share value of our common stock of $6.95.  As the economy and real estate industry remain slow to recover, the increase from our previous estimated per-share value of $6.85 as of December 31, 2009 reflects the slight economic recovery since that time while maintaining cautious optimism.  This estimated per-share value is being provided solely to assist broker dealers in connection with their obligations under applicable Financial Industry Regulatory Authority (“FINRA”) rules with respect to customer account statements and to assist fiduciaries in discharging their obligations under ERISA reporting requirements.  The estimated value was determined by the use of a combination of different indicators and an internal assessment of value utilizing internal financial information under a common means of valuation under the direct capitalization method.  No independent appraisals were obtained. Specifically, the estimate of the estimated per-share value was made with primary consideration of the valuation of our real estate assets which was determined by our management using methodologies consistent with publicly traded real estate investment trusts in establishing net asset values, and the estimated values of other assets and liabilities determined by our management as of March 31, 2011.  The board of directors, in part, relied upon third party sources in arriving at this estimated value, which reflects, among other things, the continuing impact of adverse trends in the economy, the real estate industry and the current public equity markets.

As there is no established public trading market for our shares of common stock, this estimated value may not reflect the actual market value of your shares on any given date; and there can be no assurances that stockholders would receive $6.95 per share for their shares if any such market did exist, that the estimated value reflects the price or prices at which our common stock would or could trade if it were listed on a national stock exchange or included for quotation on a national system, or that stockholders will be able to receive such amount for their shares at any time in the future.

We continue to pursue the initial listing of our existing common stock on a national securities exchange; however, we cannot guarantee that such a listing will occur nor provide any guidance regarding a potential share price or the timing of such an event.

If you have further questions regarding the new estimated share value, additional information is available on our website at www.inlandwestern.com under the Investor Relations section.

Distribution Reinvestment Program

In conjunction with the new estimated share value, the board of directors amended the Distribution Reinvestment Program (“DRP”) solely to modify the purchase price. On or after August 31, 2011, additional shares of stock may be purchased under the DRP at a price of $6.95 per share.  This letter is your notification of such amendment.

Participation in the DRP will not be affected by this change.  A stockholder may begin or terminate participation in the DRP, at any time, by completing our Change of Distribution Election Form which is available on our website at www.inlandwestern.com under the Investor Relations section.  Please note that requests for custodial accounts, such as an IRA or a SEP account, require the authorization of the custodian in order to effectuate such change.

Inland Western Retail Real Estate Trust, Inc.  2901 Butterfield Road Oak Brook, Illinois 60523  800.541.7661  www.inlandwestern.com

Stockholder Distribution

We are pleased to enclose a check or distribution statement for your portion of the second quarter 2011 stockholder distribution.  The board of directors declared a second quarter 2011 distribution of $0.0625 per share payable to stockholders of record at the close of business on June 30, 2011. This represents the seventh consecutive quarter-to-quarter increase in distribution rates and equates to a 2.5% annualized yield assuming a purchase price of $10.00 per share or a 3.6% annualized yield based upon the new estimated value of $6.95 per share.  Our board of directors determines each distribution quarterly; therefore, the annualized yield is not necessarily indicative of future distributions.

If you have any questions regarding your Inland Western investment, please visit our website at www.inlandwestern.com, contact your financial advisor or Inland Western Investor Relations at 800.541.7661.

Sincerely,

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

Steven P. Grimes
President and Chief Executive Officer

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “goal,” “initiative,” “likely,” “anticipate,” and “probable,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby.  These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment.  Such risks and uncertainties could cause actual results to differ materially from those projected.  These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors, including those detailed in the sections of the Company’s most recent Form 10-K and Form 10-Qs filed with the SEC titled “Risk Factors”.

Inland Western Retail Real Estate Trust, Inc.  2901 Butterfield Road Oak Brook, Illinois 60523  800.541.7661  www.inlandwestern.com